Exhibit 10.2

Varilease Finance, Inc.

6340 South 3000 East, Suite 400

Salt Lake City, UT 84121

www.varilease.com

tel 801.733.8100

fax 801.733.8900

SCHEDULE NO. 01

SCHEDULE NO. 01 dated April 17, 2013 (the “Schedule”) between VARILEASE FINANCE, INC. (the “Lessor”) and GAS NATURAL INC. (the “Lessee”) incorporates by reference the terms and conditions of Master Lease Agreement dated April 17, 2013 between Lessor and Lessee (the “Master Agreement”) and constitutes a separate lease between Lessor and Lessee. The Schedule and Master Agreement are hereinafter referred to collectively, as the “Lease”. All capitalized terms used herein but not defined herein shall have the same meanings ascribed to them in the Master Agreement.

1.	Equipment: Software as approved by Lessor together with all other equipment and property hereafter purchased pursuant to the terms of the Lease, and any and all additions, enhancements and replacements thereto.

The Equipment shall be more fully and completely described in an Installation Certificate, which shall later be executed by Lessee in connection with the Schedule. Upon Lessee’s execution thereof, this section shall be automatically amended to include all equipment and property described in the Installation Certificate.

2.	Equipment Location: 8500 Station Street, Suite 100, Mentor, OH 44060

Upon Lessee’s execution of an Installation Certificate in connection with this Schedule, this section shall be automatically amended to include any additional locations specified in the Installation Certificate.

3.	Total Equipment Cost: $750,000.00

4.	Base Term: 60 Months

5.	Base Monthly Rental: $14,040.00 (plus applicable sales/use tax)

6.	Deposit: $14,040.00 applied to the last Base Monthly Rental (plus applicable sales/use tax). Lessee shall pay the last Base Monthly Rental in advance upon the execution of this Schedule. Lessee acknowledges and agrees that, notwithstanding anything to the contrary herein, this payment is non-refundable to Lessee under any circumstances, including, without limitation, any termination of this Lease for any reason prior to the end of its scheduled term. This payment shall be deemed earned by Lessor, and upon receipt by Lessor, shall immediately be applied to satisfy Lessee’s obligation to make the last Base Monthly Rental.

7.	Base Lease Rate Factor: 0.01872

8.	Floating Lease Rate Factor: The Base Lease Rate Factor shown in Section 7, which is used to calculate the Base Monthly Rental, shall increase 0.00008775 for every five (5) basis point increase in 60-month U.S. Treasury Notes, until all Items of Equipment have been installed, at which point the date set forth on the Installation Certificate of the Lease shall have occurred. The 60-month U.S. Treasury Note yield used as the basis for the derivation of the Base Lease Rate Factor contained herein is .64%.

9.	Equipment Return Location: To Be Advised

10.	Special Terms:

a.	Authorization for Automatic Withdrawals: Lessee hereby authorizes Lessor or its assigns to electronically transfer all rental payments and other sums required to fulfill Lessee’s contractual obligation under the Lease from Lessee’s account maintained with its financial institution, and Lessee agrees to execute and deliver an Authorization Agreement for Automatic Withdrawals to Lessor to effect such transfers. Failure or refusal of Lessee to authorize such transfers or failure of Lessor or its assigns to receive such payments by electronic transfer shall constitute an additional Event of Default under Section 16(a) of the Master Agreement.

Lessee Initials: T.S.

b.	Purchase Option: For purposes of this Schedule only, provided no Event of Default has occurred and is continuing, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, Section 19(b)(i) of the Master Agreement shall be deleted in its entirety and replaced with the following: “purchase all, but not less than all, of the Items of Equipment for one dollar ($1.00).” All other terms and conditions of the Master Agreement shall remain in full force and effect without change.

Lessor Initials: K.P.	Lessee Initials: T.S.

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Notwithstanding anything herein or in the Master Agreement to the contrary, Lessee acknowledges and agrees, that Lessor shall be entitled to claim for federal income tax purposes, without limitation, all benefits, credits and deductions related to the Equipment.

The undersigned Lessee acknowledges that this Schedule authorizes the Lessor or its agents or assignee(s) to sign, execute and file on its behalf any and all necessary documents, including UCC financing statements and other filings and recordings, to make public this lease transaction. The parties intend this transaction to be a true lease, but if any court or tribunal, having power to bind the parties, should conclude that all or part of this Schedule is not a true lease but is in the nature of a sale, consignment, or other transaction, the parties intend and the Lessee hereby grants a continuing security interest in the Equipment from the date of this Schedule to secure the payment of all Lessee’s indebtedness to Lessor. In the event serial numbers for Items are unavailable upon execution hereof, Lessee authorizes Lessor to amend this Schedule by inserting correct serial numbers with respect to those Items.

THIS SCHEDULE TOGETHER WITH THE MASTER AGREEMENT AND ANY ADDITIONAL PROVISION(S) REFERRED TO IN ITEM 10 CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE LESSOR AND LESSEE AS TO THE LEASE AND THE EQUIPMENT.

LESSOR:		LESSEE:
VARILEASE FINANCE, INC.		GAS NATURAL INC.

By:	/s/ Kristy Phillips	By:	/s/ Thomas J. Smith
Name:	Kristy Phillips	Name:	Thomas J. Smith
Title:	Vice President	Title:	Vice President and Chief Financial Officer

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